Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Terry Slavin	Meggan Powers
Director, Corp. Communications & IR	PR Manager
Cymer, Inc.	Cymer, Inc.
(858) 385-5232	(858) 385-6327
tslavin@cymer.com	mpowers@cymer.com

CYMER REPORTS FIRST QUARTER 2007 OPERATING RESULTS

SAN DIEGO, Calif., April 24, 2007 - Cymer, Inc. (Nasdaq: CYMI), the world’s leading supplier of excimer laser light sources used in semiconductor manufacturing, today announced operating results for the first quarter ended March 31, 2007.

For the first quarter of 2007:

•                  net income totaled $20,321,000, equal to $0.52 per share (diluted), compared to net income of $20,603,000, equal to $0.52 per share (diluted) in the first quarter of 2006, and net income of $25,411,000, equal to $0.65 per share (diluted) in the fourth quarter of 2006.

•                  revenue totaled $126,714,000 compared to revenue of $127,117,000 in the prior year’s first quarter, and revenue of $137,441,000 in the fourth quarter of 2006.

Commenting on first quarter results, Bob Akins, Cymer’s chief executive officer, said, “Total revenue for the first quarter of 2007 came in approximately 8 percent below the low end of the guidance range we provided on January 30, 2007.  In March, we received notification from one of our direct customers that, due to a major rescheduling and product mix shift of their scanner deliveries, they were changing mix configuration and pushing out receipt of a number of our light sources into the second half of the year.  We have been assured by our direct customer that these rescheduled scanners powered by our light sources will be shipped later this year.  If these push outs had not occurred, we would have come in within our revenue guidance for the quarter.”

Akins continued, “We shipped 51 light sources in the first quarter, with 32 of them being our XLA Series argon fluoride (ArF) light sources.  ArF accounted for 63 percent of total unit shipments and 80 percent of the dollar value of light source shipments in the quarter.  Twenty-five percent of the ArF shipments were our XLA 300 model.  With our product mix weighted heavily toward ArF light sources, our currency adjusted average selling price rose to $1,158,000 in the first quarter of 2007.”

The company reported gross profit of $61,559,000 yielding a 48.6 percent gross margin in the first quarter of 2007, compared to a gross profit of $67,796,000, yielding a 49.4 percent gross margin in the fourth quarter of 2006.  The company recorded operating income of $26,567,000 yielding an operating margin of 21.0 percent in the first quarter of 2007, compared to operating income of $30,856,000, yielding an operating margin of 22.5 percent in the fourth quarter of 2006.

The quarterly average utilization of the company’s light sources at chipmakers grew again in the first quarter, reaching an all time high.  Non-systems revenue, which consists of consumables and spare parts, upgrades and service, totaled $67,756,000 for the first quarter of 2007, equal to 53 percent of total revenue.  The strongest contribution to the increased utilization came from the company’s ArF light sources: the XLA Series and NanoLith products, primarily in the regions of Korea, the US, and Taiwan.

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CYMER REPORTS FIRST QUARTER 2007 OPERATING RESULTS………….………………..Page 2 of 6

Nancy Baker, Cymer’s chief financial officer, stated, “In the first quarter, we saw ArF dominate the systems portion of bookings and backlog, with 78 percent of the light source units and 90 percent of the dollar value of light sources booked being ArF, and 88 percent of the dollar value of the light sources in backlog being ArF.  For the first quarter of 2007, backlog totaled $83,362,000, and total bookings were $115,709,000, yielding a book-to-bill ratio of 0.91 for the quarter.

“During the first quarter, we generated approximately $27.1 million dollars in cash from operations,” Baker continued.  “With capital spending of $4.1 million dollars in the quarter, we generated free cash flow of approximately $23.0 million.”  Free cash flow is a non-GAAP financial measure calculated as the net cash provided by operating activities less the acquisition of property, equipment and patent licenses.

Corporate Outlook

Commenting on Cymer’s outlook, Akins noted, “The FLASH segment of the market continues to experience significant price pressure and we anticipate a decrease in its capacity investment in the second half of the year.  Meanwhile DRAM prices have been recently firming, and this has led to significant and difficult to forecast investment allocation decisions between FLASH and DRAM and absolute delivery timing at memory manufacturers.  However, memory manufacturers have not announced reductions in their overall strategic capital spending plans.  DUV foundry utilization picked up in the first quarter of 2007, and expectations are that they will begin to expand capacity and increase their spending as the year progresses.  In the logic segment of the industry, where some manufacturers are reducing spending, others are expected to offset that as they spend more to continue their rapid shrink of critical dimension.  Though we continue to believe that semiconductor capital spending this year will be down slightly compared to 2006, the outlook for DUV lithography is for growth, driven by an increase in critical layers by 65nm production and 45nm development, and we believe that we are well-positioned to benefit from these trends.”

Based on information available at this time, Cymer is currently providing the following guidance for the second quarter of 2007, and anticipates:

•                  Total revenue to be flat compared to the revenue reported for the first quarter of 2007.

•                  Foreign currency adjusted ASPs to be approximately $1,180,000 on the strength of ArF sales.

•                  Gross margin to be approximately 49 percent.

•                  Research and development expenses to be between $20 million and $21 million.

•                  Selling, general and administrative expenses to be between $17.0 million and $17.5 million.

•                  The estimated effective tax rate to be approximately 35 percent.

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, April 24, 2007, to discuss first quarter operating results and provide second quarter 2007 guidance.  This press release, the conference call and accompanying slides may be accessed on the investor relations page of the company’s Web site at www.cymer.com.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements.  These statements include, but are not limited to statements regarding future product shipments, and the statements under the caption “Corporate Outlook” above.  These statements are predictions based on current information and expectations and involve a number of risks and uncertainties.  In addition, statements regarding backlog and book-to-bill ratios should not be read as predictions or projections of future performance.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: delays or cancellations by customers of their orders, the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and product development schedules; the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; the timing of customer orders, shipments and acceptances; cyclicality in the market for semiconductor manufacturing equipment; the rate at which semiconductor manufacturers adopt new technologies and purchase and take delivery of photolithography tools from the company’s customers;

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CYMER REPORTS FIRST QUARTER 2007 OPERATING RESULTS………….………………..Page 3 of 6

the company’s ability to secure adequate supplies of critical components for its advanced products; the company’s ability to manage its expense levels and unanticipated expenses, and general economic conditions.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  All forward-looking statements are qualified in their entirety by this cautionary statement, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

About Cymer

Cymer, Inc. is the world’s leading supplier of DUV laser illumination sources, the essential light source for DUV photolithography systems. DUV lithography is a key enabling technology, which has allowed the semiconductor industry to meet the exacting specifications and manufacturing requirements for volume production of today’s advanced semiconductor chips. Further information on Cymer may be obtained from the Company’s SEC filings, the Internet at www.cymer.com or by contacting the company directly.

Free Cash Flow Reconciliation

For the three months ended March 31, 2007

Cash provided by operating activities	$27,144,000
Less acquisition of property, equipment and patent licenses	4,114,000
Free cash flow	$23,030,000

Cymer, Inc.	Three Months Ended March 31
	2006	2007
Total revenues	$127,117,000	$126,714,000

Net income	$20,603,000	$20,321,000
Diluted earnings per share	$0.52	$0.52
Weighted average common shares outstanding — diluted	41,126,000	40,617,000

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CYMER REPORTS FIRST QUARTER 2007 OPERATING RESULTS………….………………..Page 4 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	For the three months
	ended March 31,
	2006		2007
REVENUES:
Product sales	$124,902		$126,159
Product sales - related party	2,154		466
Other	61		89
Total revenues	127,117		126,714

COST AND EXPENSES:
Cost of product sales	68,691		65,066
Research and development	18,124		19,302
Sales and marketing	6,849		6,969
General and administrative	9,180		8,810
Total costs and expenses	102,844		100,147
OPERATING INCOME	24,273		26,567

OTHER INCOME (EXPENSE):
Foreign currency exchange gain - net	619		427
Interest and other income	6,986		6,417
Interest and other expense	(1,402)		(1,579)
Total other income - net	6,203		5,265

INCOME BEFORE INCOME TAX PROVISION
AND MINORITY INTEREST	30,476		31,832

INCOME TAX PROVISION	10,554		12,227
MINORITY INTEREST	681		716

NET INCOME	$20,603		$20,321

EARNINGS PER SHARE:
Basic earnings per share	$0.55		$0.55

Weighted average common shares outstanding-basic	37,278		37,269

Diluted earnings per share	$0.52	(a)	$0.52	(a)

Weighted average common shares outstanding-
diluted	41,126	(a)	40,617	(a)

(a) As a result of applying the if-converted method for calculating diluted earnings per share for both of the three month periods ended March 31, 2006 and March 31, 2007, shares have been adjusted assuming conversion of our 3.5% convertible subordinated notes,and net income has been adjusted for an add back of related interest expense, net of tax.  Shares have been adjusted by 2.8 million for both the three months ended March 31, 2006 and March 31, 2007 and net income has been adjusted by $873,000 and $822,000 for the three months ended March 31, 2006 and March 31, 2007, respectively

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CYMER REPORTS FIRST QUARTER 2007 OPERATING RESULTS………….………………..Page 5 of 6

CYMER, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	December 31, 2006	March 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$302,098	$327,810
Short-term investments	207,943	193,331
Accounts receivable - net	115,857	113,082
Accounts receivable - related party	834	1,712
Foreign currency forward exchange contracts	652	108
Inventories	104,296	112,167
Deferred income taxes	46,943	43,975
Prepaid expenses and other assets	7,143	7,823
Total current assets	785,766	800,008
PROPERTY AND EQUIPMENT - NET	112,074	110,775
LONG TERM INVESTMENTS	8,384	22,113
DEFERRED INCOME TAXES	12,766	12,783
GOODWILL - NET	8,833	8,833
INTANGIBLE ASSETS - NET	15,880	15,119
OTHER ASSETS	5,391	5,278
TOTAL ASSETS	$949,094	$974,909
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,711	22,474
Accounts payable - related party	4,858	4,212
Accrued warranty and installation	29,974	30,680
Accrued payroll and benefits	21,707	16,617
Accrued patents, royalties and other fees	4,262	4,503
Income taxes payable	13,293	1,448
Unearned income	2,544	2,781
Foreign currency forward exchange contracts	—	53
Accrued and other current liabilities	3,715	2,320
Total current liabilities	99,064	85,088
CONVERTIBLE SUBORDINATED NOTES	140,722	140,722
LONG TERM INCOME TAXES PAYABLE	—	16,069
OTHER LIABILITIES	14,781	15,478
Total liabilities	254,567	257,357
MINORITY INTEREST	6,633	5,918
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock - authorized 5,000,000 shares; $.001 par value, no shares issued or outstanding	—	—
Common stock - authorized 100,000,000 shares; $.001 par value , issued and outstanding 41,774,000 and 41,840,000 shares	42	42
Additional paid-in capital	557,082	560,005
Treasury stock at cost (4,536,000 common shares)	(150,704)	(150,704)
Accumulated other comprehensive loss	(4,066)	(3,928)
Retained earnings	285,540	306,219
Total stockholders’ equity	687,894	711,634
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$949,094	$974,909

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CYMER REPORTS FIRST QUARTER 2007 OPERATING RESULTS………….………………..Page 6 of 6

CYMER, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	For the three months ended March 31,
	2006	2007
OPERATING ACTIVITIES:
Net income	$20,603	$20,321
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	6,484	6,364
Non-cash stock based compensation	2,519	1,356
Minority interest	(681)	(716)
Provision for deferred income taxes	4,230	8,089
Loss on disposal or impairment of property and equipment	6	5
Change in assets and liabilities:
Accounts receivable - net	(21,753)	2,775
Accounts receivable - related party	(2,201)	(878)
Foreign currency forward exchange contracts	1,636	606
Inventories	(12,206)	(7,871)
Prepaid expenses and other assets	680	(762)
Accounts payable	6,201	3,763
Accounts payable - related party	(818)	(646)
Accrued and other liabilities	2,246	(4,889)
Unearned income	56	237
Income taxes payable	(6,133)	(610)
Net cash provided by operating activities	869	27,144
INVESTING ACTIVITIES:
Acquisition of property and equipment	(3,661)	(4,114)
Purchases of investments	(54,484)	(38,834)
Proceeds from sold or matured investments	33,572	39,974
Acquisition of minority interest	(7,024)	—
Net cash used in investing activities	(31,597)	(2,974)
FINANCING ACTIVITIES:
Proceeds from issuance of common stock	54,090	1,254
Excess tax benefits from stock option exercises	10,154	313
Net cash provided by financing activities	64,244	1,567

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	2,676	(25)

NET INCREASE IN CASH AND CASH EQUIVALENTS	36,192	25,712
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	233,745	302,098
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$269,937	$327,810
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$2,522	$2,551
Income taxes paid, net	$1,536	$4,202

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